Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of September 30, 2021 (the “Amendment Date”) by and among Khosla Ventures Acquisition Co. II, a Delaware corporation (“Acquiror”), Lorelei Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Nextdoor, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger dated as of July 6, 2021 (the “Merger Agreement”);

WHEREAS, pursuant to Section 11.11 of the Merger Agreement, the Merger Agreement may be amended or modified, in whole or in part, by a duly authorized agreement in writing executed by each of the parties; and

WHEREAS, the parties wish to amend the Merger Agreement as set forth in this Amendment; and

WHERAS, the Board of Directors of each of the parties has approved this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE MERGER AGREEMENT

Section 1.1 Amendment to Definitions.

(a) Section 1.1 of the Merger Agreement is hereby amended by deleting the definition of “Acquiror Stockholder Approval” and replacing it in its entirety with the following:

““Acquiror Stockholder Approval” means the approval of each Transaction Proposal identified in Section 8.2(b) by the affirmative vote or written consent of the holders of the requisite number of shares of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Acquiror Stockholders’ Meeting (or any adjournment thereof) or by written consent, in each case, in accordance with the Governing Documents of Acquiror, applicable Law and the rules of the Stock Exchange.”; and

(b) Section 1.1 of the Merger Agreement is hereby amended by deleting the definition of “Consideration Shares” and replacing it in its entirety with the following:

““Consideration Shares” means the aggregate remaining number of shares of Company Common Stock the Company is obligated to issue to eligible former stockholders of Pixel Labs pursuant to the terms of the Pixel Labs Merger Agreement, but which, as of immediately prior to the Effective Time, have not yet been so issued (and are thus not included in clause (a) of the definition of Aggregate Fully Diluted Company Common Shares), not to exceed 58,135 shares of Company Common Stock.”

Section 1.2 Amendment to Section 9.1 of the Merger Agreement. Section 9.1 of the Merger Agreement is hereby amended by:

(a) adding the words “other than the condition set forth in Section 9.1(h)” after the words “any one or more of which”; and

(b) adding the following paragraph as a new Section 9.1(h) of the Merger Agreement:

“(h) The Amended and Restated Certificate of Incorporation shall have been approved at the Acquiror Stockholders’ Meeting by the affirmative vote of the holders of a majority of the shares of Acquiror Class A Common Stock then outstanding and entitled to vote thereon at the Acquiror Stockholders’ Meeting, voting separately as a single series.”

Section 1.3 Amendment to Section 11.2 of the Merger Agreement. Section 11.2 of the Merger Agreement is hereby amended by adding the words “; provided that, the parties may not waive compliance with Section 9.1(h)” at the end of the provision before the period.

ARTICLE 2

MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Merger Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Merger Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement and a reference to the Merger Agreement in any such instrument or document shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

Section 2.3 General Provisions. Except as set forth in Article 1 of this Amendment, the provisions of Article I (Certain Definitions) and Article XI (Miscellaneous) of the Merger Agreement apply equally to this Amendment and are hereby deemed incorporated by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to be effective as of the Amendment Date.

KHOSLA VENTURES ACQUISITION CO. II

By:	/s/ Peter Buckland
Name:	Peter Buckland
Title:	Chief Operating Officer

LORELEI MERGER SUB INC.

By:	/s/ Peter Buckland
Name:	Peter Buckland
Title:	Chief Operating Officer

[Signature Page to Amendment No. 1 to Agreement and Plan Merger]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to be effective as of the Amendment Date.

NEXTDOOR, INC.

By:	/s/ Sarah Friar
Name:	Sarah Friar
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan Merger]